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BSD MEDICAL CORPORATION                                Telephone: (801) 972-5555
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2188 West 2200 South                                   Facsimile: (801) 972-5930
Salt Lake City, Utah 84119-1326                        Email: investor@bsdmc.com
Contact: Hyrum A. Mead                                                  AMEX:BSM

For Immediate Release
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          BSD Medical Corp. Names Dennis Gauger Chief Financial Officer

SALT LAKE CITY, Utah, May 2, 2007 - BSD Medical Corporation (AMEX:BSM) today announced the appointment of Dennis P. Gauger as Chief Financial Officer of the Company. Mr. Gauger will serve under contract to the Company, and will assume the role of Principal Accounting Officer with responsibility for certifying the Company's filings with the U.S. Securities & Exchange Commission. Dennis Bradley will continue as Controller of the Company, overseeing day-to-day accounting activities while reporting to Mr. Gauger.

Mr. Gauger is a licensed Certified Public Accountant in Utah and Nevada. Over the past nine years he has served in several public and private companies in a variety of industries. Previously, from 1977 to 1998, Mr. Gauger worked for Deloitte & Touche LLP, an international accounting and consulting firm, including 9 years as an accounting and auditing partner, where he directed domestic and international firm interactions with senior executive management, audit committees, and boards of directors. He is a member of the American Institute of Certified Public Accountants and the Utah Association of Certified Public Accountants.

Commenting on Mr. Gauger's appointment, BSD Medical's President, Hyrum A. Mead said, "We are pleased to have Dennis Gauger join our financial team. Dennis has been following our progress and providing valuable financial reporting and compliance consulting services to the Company for the past three months. We are pleased to welcome him officially with this appointment. Dennis will also lead our compliance initiatives with the Sarbanes-Oxley Act."

About BSD Medical Corporation

BSD Medical develops systems that deliver precision-guided radiofrequency (RF) and microwave energy into diseased sites of the body, raising them to specified temperatures as required by a variety of medical therapies. These systems have been engineered to offer hospitals and clinics a complete solution for thermal treatment of cancer as provided through microwave/RF systems. BSD Medical's cancer therapy systems have been used in thousands of treatments for cancer throughout the world, and have been recognized for their innovation, including receipt of the Frost and Sullivan "Technology Innovation of the Year Award" for cancer therapy devices. For further information about BSD Medical visit www.BSDMedical.com.

Statements contained in this press release that are not historical facts are forward-looking statements, as that item is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

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